Exhibit 99

HERITAGE BANKSHARES, INC. ANNOUNCES 20% INCREASE FOR THE FIRST HALF OF 2003, 13% INCREASE IN EARNINGS FOR THE SECOND QUARTER

NORFOLK, VA - Heritage Bankshares, Inc. (HBKS.OB) today reported net income for the first half of 2003 of $807 thousand, or $.96 per share (diluted), up from $670 thousand, or $0.81 per share, a year ago. Net income for the second quarter totaled $396 thousand, or $.47 per share, up from $350 thousand, or $.42 per share last year. Book value per share rose 12.8 percent to $16.06.

For the quarter, interest income declined 6.05 percent, from $1.88 million to $1.77 million, while interest expense declined 13.43 percent, from $635 thousand to $550 thousand, resulting in a slight decrease in net interest income. Net interest income for the quarter totaled $1.22 million and $1.25 million for the same period last year. Non-interest income for the quarter grew 59.25 percent, reaching $301 thousand compared to the $189 thousand reported last year. Strong refinance levels continued to generate additional mortgage income. Mortgage banking fees increased more than 300 percent for the quarter, totaling $175 thousand compared to the same period last year when fees totaled $40 thousand. Non-interest expense increased 6.54 percent to $930 thousand compared to $873 thousand last year.

For the first six months of 2003, revenue rose 10.8 percent, over the previous year, from $2.76 million to $3.06 million. Net interest income was up 2.5 percent over last year's results, reaching $2.41 million compared to $2.35 million in 2002. Noninterest income increased 58.4 percent primarily due to mortgage banking income which increased 159.5 percent to $294 thousand. Overall, non interest income for the second quarter totaled $651 thousand compared with $411 thousand last year.

Assets at quarter end reached $128.87 million, representing a 13.59 percent increase over the $113.45 million reported last year. Net loans, the largest component of assets, grew $8.09 million, ending the quarter at $92.50 million. The allowance was $1.15 million or 1.23 percent of loans at June 30, 2003 compared with a year ago when the allowance for credit losses was $1.07 million or 1.25 percent of loans. Deposits were $109.88 million, an 11.64 percent increase over the $98.42 million reported in 2002. Equity capital of $12.62 million was 9.79 percent of total assets.

Heritage Bankshares, Inc. is the parent company of Heritage Bank & Trust (heritagenorfolk.com). The Bank has four full-service branches in the city of Norfolk and one branch in the city of Chesapeake. The Bank offers 24 hour banking services at all of the Norfolk locations. Heritage provides a full range of financial services including mortgage loans, insurance, and annuities.

Safe Harbor Statement

This press release and certain information provided periodically in writing by the Company contains certain "forward-looking statements" as defined in the federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include statements regarding intent, belief or current expectation of the Company, its directors and officers with respect to, among other things: the current and long-term value of the Company, and the company's future performance. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statement.